EXHIBIT 99.1

FirstEnergy Corp.	For Release: August 1, 2006
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Keith Hancock	Kurt Turosky
(330) 384-5247	(330) 384-5500

FIRSTENERGY REPORTS HIGHER SECOND QUARTER EARNINGS;
INCREASES EARNINGS GUIDANCE FOR 2006

FirstEnergy Corp. (NYSE: FE) today reported second quarter 2006 normalized basic earnings per share of common stock on a non-GAAP(*) basis of $0.95 ($0.94 diluted), excluding unusual items associated with the sale and impairment of non-core assets.

These results compare favorably with second quarter 2005 normalized non-GAAP basic and diluted earnings per share of common stock of $0.71, excluding unusual items related to Ohio tax legislation enacted in 2005 and the settlement of rate cases in New Jersey.

The company’s net income on a GAAP basis for the second quarter of 2006 was $304 million, or basic earnings of $0.92 per share of common stock ($0.91 diluted). That compares with net income on a GAAP basis of $178 million, or basic and diluted earnings of $0.54 per share of common stock in the second quarter of 2005.

“I am pleased that we continue to deliver solid financial results for our investors and again have exceeded analysts’ consensus estimates,” said President and Chief Executive Officer Anthony J. Alexander. “The strong performance of our generating fleet enabled us to produce and sell more electricity compared with the same period last year, despite significantly milder weather during the quarter.”

Second Quarter Non-GAAP Basic Earnings Per Share Reconciliation

	2006	2005
Before Unusual Items (Non-GAAP)	$0.95	$0.71
Non-Core Asset Sales/Impairments	(0.03)
New Regulatory Assets - JCP&L Rate Settlement	--	0.05
Ohio Tax Write-off	--	(0.22)
Basic Earnings Per Share (GAAP)	$0.92	$0.54

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Total electric generation sales were up by 3.9 percent over the prior-year quarter. Earnings also benefited from the company’s Rate Certainty Plan in Ohio, as well as from the deferral of incremental transmission charges in Pennsylvania, which was approved by the Pennsylvania Public Utility Commission on May 4, 2006. Consistent with the Met-Ed and Penelec petition, the order does not grant rate recovery of these costs, but allows an opportunity for the companies to seek recovery in the pending Rate Transition Plan filing.

The unseasonably mild weather during the quarter was primarily responsible for a 1.8 percent reduction in electricity delivered to customers, including electricity from third-party suppliers, through the company’s utility distribution system. Also, higher fuel, purchased power, and financing costs for the quarter negatively affected earnings.

Total revenues for the second quarter of 2006 were $2.79 billion, compared with $2.84 billion in the second quarter of 2005. The decline in revenue is primarily attributable to FirstEnergy’s sale of 62 percent of its interest in MYR Group earlier in 2006.

FirstEnergy’s generating fleet set a record second quarter output of 20.3 million megawatt hours (MWH), an increase of 1.2 million MWH over last year's second quarter. The company’s fossil plants delivered a record second quarter output of 13.1 million MWH, and its nuclear units contributed more than 6.9 million MWH, a 6.3 percent increase over its output in the second quarter of 2005.

For the first six months of 2006, basic earnings per share of common stock on a non-GAAP basis were $1.62 ($1.61 diluted). In the corresponding period in 2005, non-GAAP basic and diluted earnings per share of common stock were $1.18.

On a GAAP basis, net income for the first half of 2006 was $525 million, or basic earnings of $1.59 per share of common stock ($1.58 diluted). During the same time frame in 2005, net income on a GAAP basis was $338 million, or basic earnings of $1.03 per share of common stock ($1.02 diluted).

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First Six Months Non-GAAP Basic Earnings Per Share Reconciliation

	2006	2005

Before Unusual Items (Non-GAAP)	$1.62	$1.18
New Regulatory Assets - JCP&L Rate Settlement	--	0.05
Ohio Tax Write-off	--	(0.22)
Non-Core Asset Sales/Impairments	(0.03)	0.07
Sammis Plant New Source Review Settlement	--	(0.04)
Davis-Besse NRC Fine	--	(0.01)
Basic Earnings Per Share (GAAP)	$1.59	$1.03

Revenues for the first six months of 2006 were $5.63 billion, compared with $5.59 billion for the same period last year. The company’s generation fleet posted record output of 40.4 million MWH during the first half of this year, representing a 6.7 percent increase over the same time period last year.

Also today, FirstEnergy raised its annual earnings guidance (non-GAAP) for 2006 by $0.20 per share, to a projected earnings range of $3.65 to $3.85 per share. The revised earnings range reflects the positive impact of the non-cash deferral of transmission charges in Pennsylvania, as well as the impacts of milder weather on retail distribution deliveries and lower wholesale market prices. Earnings guidance of $3.45 to $3.65 per share, excluding unusual items, was set on November 29, 2005.

Reconciliation of 2006 Estimated Earnings Per Share (GAAP)
To Revised Earnings Per Share Guidance (Non-GAAP)

Estimated 2006 Basic Earnings Per Share (GAAP)	$3.62 - $3.82
Excluding Unusual Items:
Non-Core Asset Sales/Impairments	0.03
Estimated 2006 Basic Earnings Per Share (Non-GAAP)	$3.65 - $3.85

FirstEnergy’s Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the second quarter of 2006 - is posted on the company’s Web site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney’s Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio (including, but not limited to, the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the RSP) and the Pennsylvania Public Utility Commission, including the transition rate plan filings for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the successful implementation of the share repurchase program approved by the Board of Directors in June 2006, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 31, 2005, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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